Exhibit 10.21.14
AMENDMENT NUMBER TEN TO THE

METLIFE AUXILIARY RETIREMENT PLAN

(As amended and restated effective January 1, 2008)

The MetLife Auxiliary Retirement Plan is hereby amended, by replacing Section 4.7(b), as follows, effective November 1, 2019:

(b) Pre-Distribution Death Benefits as described in Article 4A.5 shall be paid in accordance with the terms of that Article. For Participants who are not eligible for Pre-Distribution Death Benefits described in Article 4A.5 (i.e., Participants who are not considered "Participants under Former Section 2.2"), Pre-Distribution Death Benefits shall be as follows:

For individuals who were actively employed by an Employer on or after November 1, 2019:

If an active Participant or a former Participant (whose Termination of Employment with an Employer was involuntary (with a signed separation agreement) and not for cause), who has a vested accrued benefit other than a PRA/PLS benefit, dies before retirement benefits commence, such Participant's or former Participant's designated beneficiary, or, if none, such Participant's or former Participant's surviving spouse, if married, will receive a lump sum payment that is the Actuarial Equivalent of the benefit that would have been payable to such spouse or beneficiary as if such Participant or former Participant had (i) in the case of an active Participant, separated from Service on the date of death; (ii) been eligible to retire under Section 4.05-A of the MetLife Retirement Plan as of his/her date of death; (iii) retired on that date with an immediate 50% Contingent Survivor Annuity; and (iv) died immediately thereafter.

If such active Participant or former Participant dies under the circumstances set forth in this subsection (b) but is not survived by a spouse or a designated beneficiary to receive this benefit, the Pre-Distribution Death Benefit described immediately above shall be determined with the assumption that such Participant or former Participant had designated a beneficiary who was the same age as such Participant or former Participant. The resulting lump sum amount shall be payable to such Participant's or former Participant's estate.

Actuarial Equivalent under this Section 4.7(b) shall be determined using the "applicable interest rate" (for the month of November preceding the Plan Year with respect to which the determination is being made) and "applicable mortality table" set forth under Section 417 of the Internal Revenue Code. The Pre-Distribution Death Benefit payable under this Section 4.7(b) shall commence as soon as administratively practicable following the date of death.
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IN WITNESS WHEREOF, the Company has caused this Amendment Number 10 to be adopted in its name and behalf this 6th day of November 2019, by its officer thereunto duly authorized.

METROPOLITAN LIFE INSURANCE COMPANY
By:	/s/ Andrew J. Bernstein
Andrew J. Bernstein, Plan Administrator

ATTEST:	/s/ Danielle Hodorowski
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